Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2010, in the Registration Statement (Form S-4) and related Prospectus of SSI Investments II Limited for the registration of $310,000,000, 11.125% Senior Notes due 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 10, 2010